Exhibit 21.1

List of Subsidiaries

NAME OF SUBSIDIARY	JURISDICTION OF INCORPORATION
Raptor Pharmaceuticals Corp., wholly-owned subsidiary of Registrant	Delaware, United States
TPTX, Inc., wholly-owned subsidiary of Registrant	Delaware, United States
Raptor Discoveries Inc. (f/k/a Raptor Pharmaceutical Inc.), wholly-owned subsidiary of Raptor Pharmaceuticals Corp.	Delaware, United States
Raptor Therapeutics Inc. (f/k/a Bennu Pharmaceuticals Inc.), wholly-owned subsidiary of Raptor Pharmaceuticals Corp.	Delaware, United States
Raptor Pharmaceuticals Europe B.V., wholly-owned subsidiary of Raptor Therapeutics Inc.	Netherlands